Exhibit 14.1

First National Corporation

Code of Conduct and Ethics

First National Corporation

Code of Conduct and Ethics

Dear Fellow Employee:

First National Corporation and its subsidiaries (“Company”) are committed to conducting business with integrity.  At all times we will promote the best interests of our customers, shareholders and employees in an ethical and professional manner.

The Company operates under the following Code of Conduct and Ethics.  You will also find a copy of the Code in your employee handbook.  The Code is the cornerstone of our business.  The success of our business depends on our ability to operate with honesty and trustworthiness.  We must maintain the highest level of ethical standards.

Please take the time to read this material.  The Code is broadly stated, and intends to provide a framework guiding you in exercising good judgment in all matters relating to the conduct of our business.

I know you take seriously your role and responsibility as an employee of our Company.  Please consider this Code carefully.  I ask that you follow its guidance.

FIRST NATIONAL CORPORATION

Harry S. Smith

President & CEO

First National Corporation

Code of Conduct and Ethics

Table of Contents

Introduction ……………………………………….3

Standards …………………………………………4

  Honest and Ethical Conduct

  Full and Fair Disclosure

  Compliance with Law

  Reporting of Violations

  Accountability

Investigations and Discipline …………………….....8

Waivers and Amendments ………………………...9

Disclosures ………………………………………..9

Acknowledgements ……………………………….9

Certification ………………………………………10

First National Corporation

Code of Conduct and Ethics

CODE OF CONDUCT AND ETHICS

Introduction

First National Corporation and its subsidiaries (“Company”) have always subscribed to the highest ethical standards.  Our employees, officers and members of our Board of Directors (“Company Persons” or individually, a “Company Person”) are expected to conduct business legally and ethically and insist that our vendors and business associates do the same.  This Code of Conduct and Ethics (the “Code”) embodies the Company’s commitment to conduct our business in accordance with applicable laws, rules and regulations and the highest ethical standards.  All Company Persons are expected to adhere to the principles, procedures and standards set forth in this Code.  Throughout the Code, the terms “Company,” “we,” “our,” and “us” are used to refer to the enterprise as a whole, to each person within it, and to any person who represents the Company or any part of the First National Corporation organization.

Each Company Person will be held accountable for his adherence to the Code.  Company Persons who violate the policies in the Code will be subject to disciplinary action, up to and including termination from the Company and, where appropriate, civil liability and criminal prosecution.

Company Persons who have questions regarding business conduct or possible violations should typically be directed to the Compliance Officer or an Executive Officer.  In some instances it may be appropriate to contact the Company’s President, who is the Administrator of this Code, or in connection with accounting or auditing matters, you should follow the procedures outlined in the section of the Code entitled “Reporting Questionable Accounting or Auditing Matters.”  The Company strives for an environment where all concerns and complaints can be submitted by employees with the confidence they will be handled professionally and, to the extent possible, confidentially.  The Company will not tolerate retaliation for reports made in good faith.

Each Company Person should also read and be familiar with the Company’s Insider Trading Policy and guidelines for Conflicts of Interest.  These policies and guidelines are separate documents from this Code and outline additional or critical expectations of each Company Person.

Nothing in this Code, in any Company policies or procedures, or in other related communications (oral or written), creates or implies a contract of employment for a definite or indefinite term.  The Company reserves the right to amend, alter or terminate this Code or the policies underlying it at any time for any reason.

For purposes of Section 406 of the Sarbanes-Oxley Act and the rules promulgated thereunder, the Code shall also be our Code of Ethics for Executive and Senior Financial Officers.

First National Corporation

Code of Conduct and Ethics

Standards

Honest and Ethical Conduct Standard

Confidential Information.  In carrying out the Company’s business, Company Persons often learn confidential or proprietary information about the Company, its customers, prospective customers or other third parties.  Company Persons must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated.  Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its businesses, financial performance, pricing information, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.  Use or knowledge of confidential information should be limited to only those Company Persons having a need to use such information for the sole purpose of carrying out the Company’s business.

Conflicts of Interest.  This Code requires Company Persons to exercise honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interests between personal and professional relationships.  Conflicts of interest are prohibited as a matter of Company policy.  More detailed rules governing conflicts of interest are set forth in the Company’s Conflict of Interest Policy for Directors and Executive Officers and the Employee Handbook.

Competition and Fair Dealing.  The Company has a history of succeeding through honest business competition.  The Company seeks competitive advantages through superior performance, not through unethical or illegal business practices.  Each Company Person should endeavor to respect the rights of and deal fairly with the Company’s customers, vendors, competitors and employees.  No Company Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair dealing practices.

Protection and Proper Use of Company Assets.  All Company Persons should protect the Company’s assets and ensure their efficient use.  All Company assets should be used for legitimate Company business purposes only.  Any suspected incident of fraud or theft should be immediately reported to an appropriate supervisor for investigation.  The obligation of Company Persons to protect the Company’s assets includes its confidential or proprietary information.

Equal Employment Opportunity and Harassment.  The Company is in compliance with all federal, state and local laws relating to equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstance.  This policy applies to all terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee.  The Company does not tolerate or condone any type of discrimination prohibited by law, including harassment.

First National Corporation

Code of Conduct and Ethics

Full and Fair Disclosure Standard

Record Keeping.  The Company requires honest, accurate and prompt recording and reporting of information in order to make responsible business decisions and, as applicable,  to provide full, fair, accurate, timely and understandable disclosure to the public.  All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform both to applicable legal and accounting requirements and to the Company’s system of internal controls.  The accurate and timely reporting of our financial results and condition requires that all financial information be recorded promptly and accurately, our systems are properly functioning for recording and reporting that information, and those records and systems are subject to regular and thorough evaluations.  All information recorded or reported on behalf of the Company, whether for the Company’s purposes or for use by third parties, must be done honestly and accurately.  Providing false or misleading information in connection with any aspect of the Company’s business or operations will not be tolerated.

Public Disclosure.  All disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company shall be full, fair, accurate, timely and understandable.  All Company Persons who are involved in the Company’s disclosure process, including senior officers, are responsible for acting in furtherance of this policy.  In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit material facts about the Company to others, within or outside the Company, including the Company’s independent auditors.  In addition, any Company Person who has a supervisory role in the Company’s disclosure process has an obligation to perform his responsibilities diligently.

Compliance with Law Standard

Obeying the law, both in letter and in spirit, is one of the foundations on which the Company’s ethical policies are built.  All Company Persons must respect and comply with applicable governmental laws, rules and regulations (including insider-trading laws).  It is the personal responsibility of each Company Person to adhere to the standards and restrictions imposed by those laws, rules and regulations.  It is important that you seek advice from senior managers or other appropriate personnel if you have questions regarding the laws, rules and regulations that apply to the Company’s business.

Reporting of Violations Standard

Company Persons should endeavor to identify and raise potential issues before they lead to problems and should ask about the application of the Code whenever in doubt.  Any employee who becomes aware of any existing or potential violation of this Code should promptly notify the Compliance Officer or an Executive Officer.  In connection with accounting or auditing matters, you should follow the procedures outlined in the

First National Corporation

Code of Conduct and Ethics

following paragraph, “Reporting Questionable Accounting or Auditing Matters.”  If any director or the Chief Executive Officer, Chief Financial Officer, or any person performing similar functions (the “senior officers”), becomes aware of any existing or potential violation of this Code, he or she should promptly notify the Chairman of the Audit Committee of the Board of Directors or the Company’s legal counsel.  The Company will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.

Reporting Questionable Accounting or Auditing Matters.   All Company Persons are responsible for reporting to the Company any questionable situation regarding the Company’s accounting or auditing matters, or a concern regarding fraudulent, negligent, misleading or questionable accounting or auditing matters that come to their attention. Any Company Person may report a complaint or concern by either contacting the Compliance Officer or reporting the complaint or concern by calling the toll-free telephone hotline and leaving a voice mail reporting the matter. This phone call will be treated anonymously. The toll-free number is listed in the Company’s internal phone directory and will also be made available by the Human Resources Department. The toll-free hotline phone number will be answered by the Company’s internal audit firm. The internal audit firm will promptly forward all information to the Chairman of the Audit Committee of the Board of Directors.  All complaints and concerns received by the Compliance Officer will also be promptly communicated to the Chairman of the Audit Committee.

If a complaint regarding accounting or auditing matters is brought to the attention of the Chief Executive Officer, by either an employee or a third party outside of the confidential and anonymous submission process, that executive officer is required to report the complaint directly to the Chairman of the Audit Committee.

The Audit Committee will respond to all allegations involving accounting or audit irregularities, unless the allegation is clearly without merit.  All reports submitted by employees of the Company regarding questionable accounting or auditing matters will be treated, to the extent possible, as confidential.

Retaliation.  The Company will not tolerate retaliation against any person who in good faith submits a concern or complaint or participates in any investigation conducted pursuant to these procedures.  Any suspected retaliation should be reported immediately to the Company’s President.  Such retaliation is considered serious misconduct and may result in disciplinary action, up to and including termination of the person engaging in any retaliatory action.  Retaliation may also subject the person responsible to personal legal and financial liability, and in certain cases may be a criminal offense.

Accountability Standard

This Code requires all Company Persons, including Executive and Senior Financial Officers, to maintain accountability for adherence to this Code.  It is the responsibility of each Company Person to be familiar with this Code.  The Audit Committee of the Board

First National Corporation

Code of Conduct and Ethics

of Directors is expected to make every reasonable effort to ensure that each Company Person complies with the provisions of this Code.

Company Persons who violate this Code may be subject to discipline, up to and including, but not limited to, dismissal from employment.  Any such action shall be reasonably designed to defer wrongdoing and to promote accountability for adherence to this Code.

Questions about any of the above standards should be addressed to the Compliance Officer or an Executive Officer.

Investigations and Discipline

The responsibility for administering the Code, investigating alleged violations and determining corrective and disciplinary action rests with various groups within the Company.  The Audit Committee of the Board of Directors is responsible for maintaining and updating the Code, subject to approval by the Board of Directors.   The Compliance Officer and the Executive Officers, and other relevant departments work together as appropriate to promptly handle investigations and recommend corrective and disciplinary actions.  Depending on the circumstances, in some cases senior managers and other officers will be involved to consider and determine the appropriate corrective or disciplinary action.  The Compliance Officer and Executive Officers will report Code violations and the corrective actions taken to the Audit Committee of the Board of Directors.  In some cases, the Audit Committee or the full Board of Directors will be responsible to conduct the investigation and determine the actions to be taken.  As appropriate, outside consultants may participate in investigations.

Company Persons who violate the Code will be subject to disciplinary action up to and including termination.  Violations of the Code are not the only basis for disciplinary action.  The Company has additional guidelines and procedures governing conduct, and violations of those guidelines and procedures may also result in corrective or disciplinary action.

Protection for Persons Reporting Questionable Behavior.  Our commitment to promoting the highest ethical standards includes a responsibility to foster an environment that allows Company Persons to report violations without the fear of retaliation or retribution.  You will not be disciplined, lose your job, or be retaliated against in any manner for asking questions or voicing concerns about our legal or ethical obligations, as long as you are acting in good faith.  “Good faith” does not mean that you have to be right – but it does mean that you believe that you are providing truthful information.  It is important that you bring your question or concern to the Company’s attention through one of the available channels.

Company Persons must never be discouraged from using any available channel within the organization.  Even simple questioning of a person reporting a violation can lead to unintentional retaliation, as it may make that person feel that he or she did something

First National Corporation

Code of Conduct and Ethics

wrong by choosing one method over another.  Any person reporting a violation under this Code must be able to choose whichever method they are most comfortable with to communicate their concern to the Company.

Any Company Person who retaliates against another Company Person for reporting known or suspected violations of our legal or ethical obligations will be in violation of the Code and subject to disciplinary action, up to and including termination.  Retaliation may also be a violation of the law and, as such, could subject both the individual offender and the Company to legal liability.

Waivers and Amendments

It may be appropriate for a provision of the Code to be waived in a particular circumstance.  Any employee seeking a waiver should speak to his department head, who will likely need to involve other persons in consideration of the waiver request.  Any waiver of the Code, other than for an executive officer (including any senior officer who is otherwise not an executive officer), must be approved by the Company’s President.

Any waiver of the Code for an executive officer (including any senior officer who is otherwise not an executive officer) or any director of the Company must be made only by the Board of Directors or the Audit Committee and will be publicly disclosed in accordance with the applicable requirements of the SEC.

Amendments that apply to any of the Standards included in this Code will be publicly disclosed in accordance with the applicable requirements of the SEC.

Disclosures

The Company will make a copy of this Code publicly available through the Company’s internet site or as an exhibit to its Annual Report on Form 10-K.

Acknowledgements

________________________

Harry S. Smith

President & CEO

________________________

M. Shane Bell

Senior Vice President & CFO

First National Corporation

Code of Conduct and Ethics

CERTIFICATION

I hereby acknowledge that I have read the Company’s Code of Conduct and Ethics, have become familiar with its contents and will comply with its terms.  As part of my review of the Code, I have received, reviewed and understand the Insider Trading Policy and the Employee Handbook that provides guidance for Conflicts of Interest.  I agree to comply with the policies and procedures described therein for so long as I remain employed by the Company or in possession of material, non-public information gathered while at the Company.

Except to the extent set forth below after the signature block, I am not aware of any violation or potential violation of the Code.

_________________________

Name (please print)

_________________________

Signature

_________________________

Date

Please describe any violations, potential violations or comments relating to the Code below:

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